                                                                  EXHIBIT 10.89


                              SEVERANCE AGREEMENT


         THIS SEVERANCE AGREEMENT (the "AGREEMENT") dated as of August _____, 2000 is made between IMC MORTGAGE COMPANY, a Florida corporation ("IMC") and ______________________________________________ (the "ASSOCIATE").

                               FACTUAL BACKGROUND

         The following facts are the background for this Agreement:

         A. IMC is in the process of winding down its affairs and liquidating its assets and it is unable to offer qualified individuals the prospect of long-term employment or promotion.

         B. IMC has a need to retain capable employees and particularly those with specialized knowledge of IMC, its means of operations and historical businesses.

         C. IMC has established the severance benefits provided in this Agreement in order to induce the Associate to remain with IMC notwithstanding its wind-down.

         NOW, THEREFORE, in consideration of the mutual benefits to be derived herefrom, the parties hereto agree as follows:

         1. Severance Package. In the event of a "Severance Termination" (as defined below), IMC will, on the effective date of termination ("TERMINATION DATE") of the Associate's employment by IMC, pay the following (the "SEVERANCE PAYMENTS"): (a) pre-pay to the Associate the Associate's base salary for a period of 90 days (the "POST-TERMINATION PERIOD") following the Termination Date; and (b) make adequate provision (which may be in the form of pre-paying for benefits or paying the Associate an amount equal to the cost of the Associate's obtaining similar benefits) for all employee benefits (including, without limitation, the employer's portion of social security and medicare payments, employer's portion of health and accident insurance and any other benefits in effect at the Termination Date) for the Post-Termination Period.

         2. Severance Termination. A "SEVERANCE TERMINATION" shall be termination of the Associate's employment by IMC for any reason other than (i) "Cause" (as defined below), or (ii) a voluntary decision by the Associate to resign from employment with IMC. For purposes of this Agreement, "CAUSE" shall be defined as any of the following, which act or omission is made or omitted by the Associate: (a) actions by the Associate constituting fraud, embezzlement or dishonesty; (b) actions by the Associate in intentionally furnishing materially false, misleading or omissive information to IMC's chief executive officer or Board of Directors; (c) actions constituting a breach of the confidentiality of the trade secrets of IMC which is materially detrimental to IMC; or (d) acts or omissions which constitute willful failure to follow the reasonable lawful directions of the company's chief executive officer, which directives are consistent with the Associate's job responsibilities.

         3. Total Payment. The Associate agrees that upon receipt of the Severance Payment together with reimbursement of any expenses incurred by the Associate on behalf of IMC which are normally reimbursable under IMC's policies as in effect on the Termination Date, Associate will receive such amounts in full satisfaction of any and all claims which Associate may have against IMC for all matters relating to the Associate's employment by IMC, including, without limitation, base salary, bonus payments, accrued vacation pay and sick pay, benefits, contributions to employee benefit plans, stock options, claims under any employment agreement as may exist between the Associate and IMC on the Effective Date and any other amounts which Associate may claim due from IMC, known or unknown, and whether accrued or past due. Associate acknowledges that simultaneously with receipt of the Severance Payment, Associate may be asked to sign a general and irrevocable release of IMC, its officers, directors, employees, shareholders, attorneys and accountants as a condition precedent to receipt of such Severance Payment. Notwithstanding the foregoing, the receipt of the Severance Payment in full satisfaction of all such claims and the general release will not release: (i) IMC of its obligations to provide indemnification (including, without limitation, advancement of payment and costs and expenses including attorneys' fees), including, without limitation, indemnification under Florida Statutes 607.0850, under IMC's Articles of Incorporation or Bylaws or under any separate indemnification agreement which may exist between the Associate and IMC including, without limitation, any such indemnification included in any employment agreement between IMC and Associate;
(ii) any claims of the Associate under any directors or officers liability insurance or other insurance or indemnity policies in effect providing coverage for the Associate; or (iii) any rights of the Associate which are vested under any employee benefit plan including, without limitation, 401(k) plans, health, accident and life insurance plans.

         4. Miscellaneous. This Agreement constitutes the entire agreement between the parties with regard to the subject matter set forth herein. There are no other understandings or agreements verbal or otherwise in relation thereto. No supplement, modification, change or waiver of this agreement for any provision hereby shall be binding unless executed in writing by the parties to be bound thereby. This Agreement shall be governed and construed in accordance with the laws of the State of Florida and shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto.

         IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above written.



                                             IMC MORTGAGE COMPANY

                                             By:
                                                -------------------------------
                                                Its                   President
                                                   -------------------

                                                           [IMC]



                                             ----------------------------------

                                             ----------------------------------
                                             [print name]

                                                        [ASSOCIATE]